Exhibit 10.4

Royalty Agreement

Bioxyne Limited

and

Mariposa Health Limited

and

Hunter Immunology Pty Limited

EBSWORTH

Level 14, Australia

Square 264-278 George

Street SYDNEY NSW

2000 DX 129 SYDNEY

ABN 37 246 549 189

Tel:	(02) 9334 8555
Fax:	1300 369 656

www.hwiebsworth.cora.au

Ref: GB:TH:298079

Table of Contents

1.	Definitions and interpretation		0
	1.1	Definitions	0
	1.2	Interpretation	2
	1.3	Business Day	3
2.	Commencement		3
3.	Mariposa		3
4.	Royalties		3
	4.1	Obligation to Pay Royalties	3
	4.2	Royalties	3
	4.3	Combined intellectual property	4
	4.4	Revenues other than cash	4
5.	Payment of Royalty		4
	5.1	Notification of Royalty	4
	5.2	Invoice for Royalty	4
	5.3	Timing of Payments	5
	5.4	Method of Payments	5
6.	Reporting, books and records		5
	6.1	Obligation to keep books and records	5
	6.2	Reporting	5
7.	Right of Audit		5
	7.1	Royalty Audit	5
	7.2	Adjustment	6
	7.3	Costs of the Audit	6
8.	Goods and Services Tax (GST)		6
	8.1	Preliminary	6
	8.2	GST exclusive	6
	8.3	Liability to pay GST	6
	8.4	Tax Invoice	6
	8.5	Adjustment Event	6
	8.6	Reimbursement of Expenses	7
	8.7	Non Merger	7
9.	Dispute Resolution		7
	9.1	Interpretation	7
	9.2	No Proceedings	7
	9.3	Dispute Notice	7
	9.4	Determination of a Matter by Expert	7
	9.5	Other Dispute Procedure	8
	9.6	Compliance with Agreement	9
10.	Late payment		9

	10.1	Interest	9
11.	Assignment		9
	11.1	No assignment	9
	11.2	Restriction on sale	9
	11.3	Ownership of the Company	9
12.	Publicity and confidentiality		9
	12.1	Announcements	9
	12.2	Publicity	9
	12.3	Confidentiality	10
13.	Notices		10
	13.1	Form of notice	10
	13.2	Receipt	10
	13.3	Address for notices	11
14.	General		11
	14.1	Entire agreement	11
	14.2	Variation	11
	14.3	Costs and expenses	11
	14.4	Waiver	12
	14.5	Severance	12
	14.6	Counterparts	12
	14.7	Further assurances	12
	14.8	Governing law and jurisdiction	12

Royalty Agreement	HWL Ebsworth

Royalty Agreement

Date	24 Feb 2014

Parties

Bioxyne Limited ACN 084 464 193 of Suite 404, 25 Lime Street, Sydney NSW 2000

(Bioxyne)

Mariposa Health Limited ACN 134 154 680 of Suite 6, 61: Avalon Parade, Avalon Beach NSW 2107

(Mariposa)

Hunter Immunology Pty Limited ACN 106 556 094 of ci- Traverse Accountants, Suite 404, 25 Lime Street, Sydney NSW 2000

(Company)

Recitals

A.	in accordance with the terms of a Share Sale and Purchase Agreement dated on or about the same date as this Agreement, Bioxyne sold all of the shares in the capital of the Company to Mariposa.

B.	The Company is the holder of all the Intellectual Property Rights.

C.	Mariposa operates a pharmaceuticals development business and Mariposa wishes to augment its business with the purchase of the Company and its Intellectual Property Rights.

D.	It is a condition precedent of the Share Sale and Purchase Agreement (SSPA) that the Boards of Bioxyne and Mariposa each approve the entry into this Agreement. Further, each of the parties is obliged under the SSPA to deliver executed versions of this Agreement at Completion (as that term is defined under the SSPA).

The parties agree, in consideration of, among other things, the mutual promises contained in this Agreement as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context requires otherwise:

Agreed Rate means a rate of interest which is 2% per annum above the Bank Bill Rate;

21 February 2014	Page 0

ASIC means the Australian Securities and Investments Commission;

ASX means ASX Limited ACN 008 624 691 or the securities exchange market operated by the ASX, as the context requires;

ASX Listing Rules means the official listing rules issued and enforced by the ASX as amended from time to time;

Bank Bill Rate means the Australian 3 month Bank Bill Swap Reference Mid Rate specified by Reuters Monitor Service Page BBSY at or about 10:00 am (Sydney time) on the first Business Day of each month, provided that, if the Bank Bill Rate cannot be so determined, the Bank Bill Rate will mean the rate (expressed as a percentage yield per annum to maturity) quoted at or about such time by Westpac Banking Corporation as the rate at which it would be prepared to purchase bills of exchange accepted by an Australian trading bank and having a tenor of 90 days and of an amount of $100,000;

Business Day means a day on which banks are open for business in the State of New South Wales, Australia, excluding a Saturday, Sunday or public holiday;

Claim means any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise;

Corporations Act means Corporations Act 2001 (Cth);

Duty means any stamp, transaction or registration duty or other similar charge imposed by any Government Agency and includes, without limitation, any interest, fine, penalty, charge or other amount imposed in respect of the above but excludes any tax;

Expert means an independent expert appointed under clause 9;

Government Agency means any government, governmental, semi-governmental, administrative, fiscal, judicial or regulatory body, court, department, commission, authority, tribunal, agency or entity in any relevant jurisdiction;

Gross Revenue means, in clause 4.2(b), all ex-factory sales revenues received by the Company, Mariposa, or a Related Entity from a sale of a Product, after deduction of the following items, provided and to the extent such items are actually incurred and do not exceed reasonable and customary amounts in each market in which such sales occurred:

(a)	material costs;

(b)	trade and quantity discounts and rebates;

(c)	customer rebates;

(d)	credits or allowances made for rejection or return of Products;

(e)	any tax or government charge levied on the sale, such as goods and services or value added tax (but not including income tax); and

(f)	any charges for freight or insurance;

HI-164 Oral Vaccine means the Company's oral vaccine (proposed to be developed) which uses the application of mucosal immunology to treat common human diseases and which works by controlling bacterial infections of airways damaged by toxins, and which is supported by the Patents;

Immediately Available Funds means cash, bank cheque or such other method agreed by the parties;

Intellectual Property means all intellectual property rights including current and future registered and unregistered rights in respect of copyright, designs, circuit layouts, trade marks, trade secrets, know-how, confidential information, patents (including the Patents), invention and discoveries and all other intellectual property as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation 1967 including as expressed in all reports, clinical trial documents and correspondence relating to the I-11-164 Oral Vaccine;

Intellectual Property Rights means any right or interest in the Intellectual Property;

Liability means any debt or other monetary liability or penalty, fine or payment or any liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatsoever nature or description including without limitation, any loans;

Patents means the patents listed in Schedule 1;

Product is a product that is based, wholly or partly, on the Intellectual Property Rights;

Proposed Transaction means the proposed transaction whereby Bioxyne sells all of its shares in the capital of the Company to Mariposa;

Quarter means each 3 month period ending on 31 March, 30 June, 30 September and 31 December, as the case may be;

Related Body Corporate has the same meaning as defined in the Corporations Act;

Related Entity means a related entity of the Company or Mariposa, as that term is defined in the Corporations Act;

Royalty means a royalty calculated in accordance with clause 4; and

Ultimate Holding Company has the same meaning as that term is defined in the Corporations Act.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	headings and italicised, highlighted or bold type do not affect the interpretation of this Agreement;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a gender includes all other genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this the have a corresponding meaning;

(0)	a reference to a "person" includes any individual, firm, company, partnership, joint venture, an unincorporated body or association, trust, corporation or other body corporate and any Government Agency (whether or not having a separate legal personality);

(f)	a reference to any thing (including any right) includes a part of that thing, but nothing in this clause 1.2(f) implies that performance of part of an obligation constitutes performance of the obligation;

(g)	a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this Agreement and a reference to this Agreement includes any clause, annexure, exhibit and schedule;

(h)	a reference to a document (including this Agreement) includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to a party to any document includes that party's successors and permitted assigns;

a reference to time is to Sydney time;

(k)	the word person means a natural person and any association, body or entity whether incorporated or not;

(I)	where any word or phrase is defined, any other part of speech or other grammatical form of that word or phrase has a cognate meaning;

(m)	a reference to "$", "A$", "dollars" or "Dollars" is a reference to the lawful currency of the Commonwealth of Australia;

(n)	a covenant or agreement on the part of two or more persons binds them jointly and severally;

(0)	no rule of construction applies to the disadvantage of a party because this Agreement is prepared by (or on behalf of) that party;

(p)	"includes", "such as'', and "for example" and similar words arid phrases are not to be construed as words or phrases of limitation; and

(q)	a reference to any thing is a reference to the whole and each part of it.

1.3	Business Day

If anything under this Agreement is required to be done by or on a day that is not a Business Day that thing must be done by or on the next Business Day.

2.	Commencement

This Agreement commences on the date of this Agreement or the date of completion of the Proposed Transaction, whichever is earlier. if the Proposed Transaction does not complete, this Agreement is void from the date of commencement.

Mariposa

Mariposa must ensure and procure that the Company complies with its obligations under this Agreement.

4.	Royalties

4.1	Obligation to Pay Royalties

The Company must pay, and Mariposa guarantees the payment of, the Royalties to Bioxyne, in the manner set out in this Agreement. The Royalties will not be reduced by claims that other intellectual property rights were required in order to receive revenue on which the Royalties are calculated.

4.2	Royalties

(a)	If the Intellectual Property Rights are sold or licensed to a third party (in accordance with this Agreement), the Royalties are calculated as 6.5% of the gross revenue received by the Company, Mariposa, or a Related Entity in respect of the sale or sub-licensing of the Intellectual Property Rights, including any sale proceeds or sub-royalties.

(b)	To the extent the Company, Mariposa, or a Related Entity, manufactures Products based on the Intellectual Property Rights, the Royalties are calculated as 2% of Gross Revenue.

(c)	For the avoidance of doubt, it is possible for Royalties to be payable simultaneously under clauses 4.2(a) and 4.2(b).

4.3	Combined intellectual property

If the Company, Mariposa or a Related Entity commercialises a Product which combines the Intellectual Property with other intellectual property, the Bioxyne is entitled to Royalties in the same proportion as the Intellectual Property, as compared to the other intellectual property, contributes to the value of the Product.

Note: For example, assume that the Company manufactures a Product to which the Intellectual Property contributes 70% of the value and other intellectual property contributes 30% of the value. Bioxyne would be entitled to 2% of 70% of the Gross Revenue from the Product.

4.4	Revenues other than cash

If the Company, Mariposa, or any Related Entity sells, licenses, transfers, provides or otherwise makes available to any third party any Intellectual Property Rights or Products that are subject to the Royalty provisions in this Agreement:

(a)	in return for non-cash consideration; or

(b)	in a transaction that is not an arm's length commercial transaction; then the applicable Royalties due under this Agreement shall be based on:

(c)	with respect to 4.4(a) above, the fair market value of such non-cash consideration; and

(d)	with respect to 4.4(b) above, the list price for such Products or, if there is no applicable list price, then a price which would normally be charged by such party in an arms length transaction to independent third parties making similar commitments (if applicable).

5.	Payment of Royalty

5.1	Notification of Royalty

(a)	Within 10 Business Days after the end of each Quarter in which a Royalty was payable, the Company must notify Bioxyne of the Royalties payable for that Quarter.

(b)	At the same time, the Company will provide to Bioxyne a report containing such details in respect of how the Royalties have been calculated as agreed between the parties.

5.2	invoice for Royalty

(a)	Bioxyne must provide the Company with a tax invoice (to satisfy the GST Act) in respect of the amount of Royalty payable for a Quarter, which amount is either:

(i)	the amount included in the notice from the Company under clause 5.1; or

(ii)	if the Company does not provide the notice required under clause 5.1, an estimate of the Royalty, based on an average of the previous four Quarters' Royalties.

(b)	If Bioxyne issues an invoice in accordance with clause 5.2(a)(ii) and the amount invoiced is not accurate (for example, based on the results of the audit under clause 7.1 or information subsequently obtained or provided to Bioxyne), then:

(i)	Bioxyne must, as soon as reasonably practicable, issue an amended tax invoice;

(ii)	if there has been an overpayment of Royalties, within 1:0 Business Days of the date of the amended invoice, Bioxyne must repay that amount to Company (with interest calculated in accordance with clause 10 and from the date the Royalty was received until the date Bioxyne repays that amount); and

(iii)	if there has been an underpayment of Royalties, within 10 Business Days of receipt by the Company of the amended invoice, the Company must repay that amount to Bioxyne (with interest calculated in accordance with clause 10 from the date the Royalty was payable under clause 5.3 until the date of the amended invoice, such interest to be paid by the Company).

5.3	Timing of Payments

The Royalty must be paid on the earlier of:

(a)	the date that is 30 days after the end of each Quarter; and

(b)	5 Business Days after the receipt by the Company of Bioxyne's invoice under clause 5.2.

5.4	Method of Payments

Until Bioxyne otherwise advises in writing, the Company must discharge its obligations to pay any Royalty by making those payments to Bioxyne in Immediately Available Funds or as otherwise directed from time to time by Bioxyne.

6.	Reporting, books and records

6.1	Obligation to keep books and records

The Company will keep, and must ensure its Related Bodies Corporate keep, books and records in such reasonable details as will permit the reports provided for in this Agreement to be made and the Royalties and other amounts under this Agreement to be determined.

6.2	Reporting

The Company will provide annual: reports to Bioxyne in respect of the Company's, Mariposa's or a Related Entity's activities undertaken in the last year in relation to the Intellectual Property Rights, such as clinical trials undertaken, any filings or registrations with regulators, capital expenditures in respect of the Intellectual Property Rights, any commercialisation activities, the appointment of distributors, or any other matters materially relevant to Bioxyne as the holder of the rights to the Royalties under this Agreement.

7.	Right of Audit

7.1	Royalty Audit

(a)	Bioxyne may require the Company to cause its books and records relating to the revenues in respect of the Intellectual Property Rights and the Products during that calendar year, and those of any Related Bodies Corporate, to be made available to an independent auditor. In this case, the Company must procure that the auditor prepare and deliver to Bioxyne and Mariposa a certificate in respect of any calendar year showing in respect of that calendar year in relation to this Agreement any information that Bioxyne may deem reasonably necessary to ascertain whether the Royalties have been properly calculated and paid.

(b)	A certificate provided by the auditor in accordance with clause 7.1(a) will, in the absence of manifest error, be binding and conclusive as between the parties.

(c)	The parties must attempt to agree on the identity of the independent auditor, within 5 Business Days after the date referred to in clause 7.1(a) and failing agreement, the independent auditor is to be nominated by the President of the New South. Wales Chapter of the Institute of Chartered Accountants or such person occupying his or her position or performing his or her role from time to time.

7.2          Adjustment

(a)	Immediately on receipt of a certificate from the auditor under this clause 7, and in the absence of manifest error in the certificate, the parties must promptly make such cash payments between them as may be necessary to ensure that Bioxyne has received the balance (if any) of any outstanding Royalty for the relevant calendar year, or to ensure that the Company has received any amount it has overpaid in respect of the Royalty.

(b)	The Company must ensure that to the extent substantial issues are identified by the auditor that, in a timely manner, it takes steps to improve the relevant systems and record keeping to adequately address those issues.

7.3	Costs of the Audit

Any audit carried out in accordance with clause 7.1 will be paid by Bioxyne, unless the audit reveals substantial issues (including in respect of the calculation of royalties or record keeping), in which case the Company will pay the cost of the audit.

8.	Goods and Services Tax (GST)

8.1          Preliminary

Words or expressions used in this clause that are defined in A New Tax System (Goods and Services Tax) Act 1999 (GST Act) have the same meaning given to them in that Act.

8.2	GST exclusive

Unless otherwise stated, any amount specified in this Agreement as the consideration payable for any taxable supply does not include any GST payable in respect of that supply.

8.3	Liability to pay GST

if a party makes a taxable supply under this Agreement (Supplier), then the recipient of the taxable supply (Recipient) must also pay, in addition to the consideration for that supply, the amount of GST payable in respect of the taxable supply at the time the consideration for the taxable supply is payable.

8,4	Tax invoice

Notwithstanding the foregoing, the Recipient is not obliged under this Agreement to pay the amount of any GST payable until the Supplier provides it with a valid tax invoice for the taxable supply.

8.5	Adjustment Event

If an adjustment event arises in relation to a taxable supply made by a Supplier under this Agreement, the amount paid or payable by the Recipient pursuant to clause 8.3 will be amended to reflect this and a payment will be made by the Recipient to the Supplier or vice versa as the case may be.

8.6	Reimbursement of Expenses

If a third party makes a taxable supply and this Agreement requires a party to this Agreement (the payer) to pay for, reimburse or contribute to (pay) any expense or liability incurred by the other party to that third party for that taxable supply, the amount the payer must pay will be the amount of the expense or liability plus the amount of any GST payable in respect thereof but reduced by the amount of any input tax credit to which the other party is entitled in respect of the expense or liability.

8.7	Non Merger

This clause does not merge on completion and will continue to apply after expiration or termination of this Agreement.

9.	Dispute Resolution

9.1	Interpretation

In this clause 9, the term Dispute means any controversy, Claim or dispute arising out of or in relation to this Agreement between the parties to this Agreement.

9.2	No Proceedings

(a)	The parties agree to use all reasonable efforts to resolve any Dispute.

(b)	Neither party may start court proceedings (except proceedings seeking injunctive or interlocutory relief to preserve property or rights or to avoid losses that are not compensable in damages) in respect of a Dispute unless it has complied with this clause 9.

(c)	In respect of each payment of Royalty calculated in accordance with clause 3, Bioxyne is deemed to have accepted the Company's calculation unless Bioxyne gives a Dispute Notice to the Company within 30 days after the receipt of such Royalty disputing the Company's calculation.

9.3	Dispute Notice

(a)	Any party wishing to claim that a Dispute has arisen must give notice (Dispute Notice) to each other party to this Agreement (Disputants) giving details of the Dispute.

(b)	If the Dispute is:

(I)	solely in respect of a matter involving financial calculations which is capable of determination by audit or reference to accounting practices, or other specialist technical knowledge (such as scientific knowledge), and does not involve any issues relating to the interpretation of this Agreement then the Dispute Notice must call for the submission of the dispute to an Expert in accordance with clause 9.4; or

(ii)	in respect of any other matter then the procedure in clause 9.5 must apply.

9.4	Determination of a Matter by Expert

(a)	The parties must attempt to agree on the identity of the Expert within 5 Business Days after the date of the Dispute Notice and failing agreement, the Expert is to be nominated by the President of the New South Wales Chapter of the Institute of Chartered Accountants or such person occupying his or her position or performing his or her role from time to time. If the parties agree the President of the New South Wales Chapter of the Institute of Chartered Accountants is not suitable to select a relevant Expert for a certain Dispute, the parties may ask another person to nominate an Expert for them.

(b)	The Expert appointed by the parties or nominated under clause 9.4(a) must have reasonable commercial, practical and technical experience in the area of dispute.

(c)	The Expert must:

act as an expert and not as an arbitrator;

(ii)	accept submissions from the parties as to the subject matter of the dispute within 14 days after his or her appointment;

(iii)	state his or her determination of the dispute in writing: within 28 days after his or her appointment but need not give reasons; and

(iv)	undertake to keep confidential all matters coming to his or her knowledge by reason of his or her appointment.

(d)	The determination of the Expert is final and binding on the parties other than in the case of fraud or manifest error.

(e)	To the extent the Expert is requested to make a determination in respect of Royalty amounts:

(i)	if the Royalty determined to be payable by the Expert is greater than the amount actually paid in respect of the disputed Royalty payment, the Company must pay Bioxyne the difference within 7 days after the handing down of the Expert's determination;

(ii)	if the Royalty determined to be payable by the Expert is less than the disputed amount, Bioxyne must refund the difference to the Company within 7 days after the handing down of the Expert's determination; and

(iii)	if the Royalty determined as payable by the Expert exceeds the amount actually paid, the Company must bear the costs of the Expert and if the Royalty determined as payable by the Expert does not exceed the amount actually paid by the Company, Bioxyne must bear the costs of the Expert.

9.5	Other Dispute Procedure

(a)	The procedure that is to be followed to settle a Dispute (other than a Dispute dealt with in accordance with clause 9.4) the subject of a Dispute Notice is as follows:

first, negotiation by senior representatives under clause 9.5(b); and

(ii)	second, negotiation of senior executives under clause 9.5 (c).

(b)	During the 10 Business Day period a Dispute Notice is given under clause 9.3 or such longer period unanimously agreed in writing by the Disputants (Initial Period), a senior representative of each Disputant (with authority to settle the Dispute) must use their reasonable efforts to resolve the Dispute.

(c)	If the Disputants are unable to resolve the Dispute within the Initial Period, each Disputant agrees that the Dispute must, at the request of any Disputant, be referred to the respective senior executive of the Ultimate Holding Company of each Disputant or, in the case of any Disputant (such as the CEO or Managing Director) which does not have an Ultimate Holding Company, its own senior executive. A joint unanimous determination of the Dispute in writing by the senior executives within 20 Business Days after the request of any Disputant to refer the Dispute to the senior executives (or such longer period unanimously agreed in writing by the Disputants) shall be final and binding on the Disputants.

9.6	Compliance with Agreement

Until the Dispute is resolved, the Disputants must continue to observe their obligations under this Agreement in a timely manner.

10.	Late payment

10.1       Interest

(a)	If a party fails to pay an amount payable under this Agreement by the due date, the party must pay interest on the amount from the time the amount falls due to the date of actual receipt by the party to which it is owing (both dates exclusive).

(b)	Interest will be calculated at the Agreed Rate applicable on the due date for payment of the relevant amount.

11.	Assignment

11.1	No assignment

Neither party may assign its interest or obligation under this Agreement without the prior written approval of the other party, and such approval may be subject to conditions.

11.2	Restriction on sale

The Company must not sell or sub-licence the Intellectual: Property Rights without the prior written consent of Bioxyne (such consent not to be unreasonably withheld).

113	Ownership of the Company

(a)	Mariposa must not transfer any shares or other securities in the capital of the Company (other than to a Related Body Corporate) without the prior written consent of Bioxyne (such consent not to be unreasonably withheld).

(b)	The Company must not issue any shares or other securities in the capital of the Company (other than to a Related Body Corporate) without the prior written consent of Bioxyne (such consent not to be unreasonably withheld).

12.	Publicity and confidentiality

12.1        Announcements

In consideration of each party entering into and performing their respective obligations under, and in accordance with the provisions of, this Agreement, each party agrees, except as required by law or by the ASX Listing Rules (if applicable) that:

(a)	the terms of this Agreement are to be kept confidential and released to persons who are not a party to this document (other than the professional advisers to the parties) only by the prior mutual written consent of the parties; and

(b)	no party shall make any press release in relation to this Agreement without the prior consent in writing of the other party.

12,2        Publicity

No public announcement or communication relating to the negotiations of the parties or the subject matter or terms of this Agreement is to be made or authorised by or on behalf of any party without the prior written approval of the other party.

12.3	Confidentiality

Each party agrees with the other party that all information in relation to the other party's business including, without limitation, any intellectual property, trade secrets, operations, know-how, or any information concerning the organisation, management and finance of the other party, which is exchanged between them during the negotiations prior to the Completion Date or in the course of any party performing its duties or obligations under the provisions of this Agreement, is confidential and shall not be disclosed, divulged or otherwise placed at the disposal of any person not being a party to this Agreement or a Related Body Corporate of a party except:

(a)	to employees, legal advisers, auditors and other consultants requiring the information for the purpose of this Agreement;

(b)	with the consent of the party who supplied the information;

(C)	if the information is, prior to the commencement of this Agreement, lawfully in the possession of the recipient of the information through sources other than the party who supplied the information;

(d)	if required by law or the ASX;

(e)	if strictly and necessarily required in connection with legal proceedings; and

(f)	if the information is or becomes generally and publicly available other than through the default of a party who divulges the information.

13. Notices

13.1	Form of notice

All notices, requests, demands, consents, approvals, agreements or other communications (notices) to or by a party given for the purposes of Agreement must be:

(a)	in writing;

(b)	signed by the party giving notice or a person duly authorised by that party or, where transmitted by e-mail, sent by the party giving notice or a person duly authorised by that party;

(c)	directed to the recipient's address (as specified in clause 13.3 or as varied by any notice); and

(d)	hand delivered, sent by prepaid post or transmitted by email or facsimile to that address,

and will be taken to be duly given or made (in the case of delivery in person or by post or email or facsimile transmission) when delivered, received or left at the address of the recipient shown in this Agreement or to any other address which it may have notified the sender.

13.2        Receipt

A notice given in accordance with this clause is taken as having been given and received:

(a)	if hand delivered at or before 4,00 pm on a Business Day, on delivery, otherwise at 9.30 am on the next Business Day;

(b)	if sent by prepaid post, on the seventh Business Day after the date of posting;

(C)         if transmitted by e-mail, on the first Business Day after the date of transmission; or

(d)	if transmitted by facsimile at or before 4.00 pm on a Business Day, at the time recorded on the transmission report indicating successful transmission of the entire notice, otherwise at 9.30 am on the next Business Day.

13.3 Address for notices

Unless varied by notice in accordance with this clause 13.3, the parties' addresses and other details are:

(a)	if to Bioxyne:

Address:
Suite 404, 25 Lime Street, Sydney NSW
2000

Email:	tong ho@bi000nd.com

Attention:	Anthony Ho

(b)	if to Mariposa:

Address:	Suite 6, 61 Avalon Parade, Avalon Beach.
NSW 2107

Email:	pcomans©marioosahealth.com.au

Attention:	Phillip Comans

(c)	if to the Company:

Address:
c/- Traverse Accountants, Suite 404, 25
Lime Street, Sydney NSW 2000

Email:	pcomans@ mariposahealth.com.au

Attention:	Phillip Comans

14. General

14.1	Entire agreement

This Agreement states all of the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

14.2        Variation

A variation of any term of this Agreement will be of no force or effect unless it is in writing and signed by each of the parties.

14.3        Costs and expenses

(a)	Mariposa must pay any Duty in respect of the execution, delivery and performance of this Agreement and any agreement or document entered into or signed under this Agreement.

(b)	Subject to clause 14.3(a) and any other term of this Agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this Agreement or other agreement or document described in clause 14.3(a)

(c)	Any action to be taken by a party in performing its obligations under this Agreement must be taken at its own cost and expense unless otherwise provided in this Agreement.

14.4 Waiver

(a)	A party may not rely on the words or conduct (including a delay in the exercise, a non-exercise or a partial exercise of a right) of the other party as a waiver of any right arising under or in connection with this Agreement (including a right to rely on this clause) unless the waiver is in writing and signed by the party granting the waiver.

(b)	In clause 14.4(a) the term waiver is intended to include an election between rights and remedies as well as conduct which might otherwise give rise to an estoppel.

(c)	A waiver is only effective in relation to the particular obligation or breach in respect of which it is given and is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

14.5 Severance

(a)	If a provision in this Agreement is wholly or partly void, illegal or unenforceable in any relevant jurisdiction that provision or part must, to that extent, be treated as deleted from this Agreement for the purposes of that jurisdiction. This does not affect the validity or enforceability of the remainder of the provision or any other provision of this Agreement.

(b)	Clause 14.5(a) does not apply and has no effect if severance of the provision of this Agreement in accordance with clause 14.5(a) materially affects or alters the nature or effect of the parties' obligations under this Agreement.

14.6 Counterparts

(a)	This Agreement may be executed in any number of counterparts, each signed by one or more parties. Each counterpart when so executed is deemed to be an original and all such counterparts taken together constitute one document.

(b)	A party that has executed a counterpart of this Agreement may exchange that counterpart with another party by faxing it to the other party and, if that other party requests it, promptly delivering that executed counterpart by hand or post to the other party. However, the validity of this Agreement is not affected if the party who has faxed the counterpart delays in delivering or does not deliver it by hand or by post.

14.7 Further assurances

Each party must, at its own expense, do all things and execute all further documents necessary to give full effect to this Agreement and the transactions contemplated by it.

14.8 Governing law and jurisdiction

(a)	This Agreement is governed by and is to be construed under the laws in force in. New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Agreement. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

Executed as an agreement

Executed by Bioxyne Limited ACN 084 464 193 in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Antony HO	/s/ JARROD T WHITE
Signature of Director	Signature of Company Secretary

Antony HO	JARROD T WHITE
Full Name (print)	Full Name (print)

Executed by Mariposa Health Limited ACN 134 154 680 in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Phillip Comans	/s/ KEVIN LYNN
Signature of Director	Signature of Director

Phillip Comans	KEVIN LYNN
Full Name (print)	Full Name (print)

Executed by Hunter Immunology Pty Limited ACN 106 556 094 in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ ANTHONY HO	/s/ JARROD T WHITE
Signature of Director	Signature of Director/Company Secretary

ANTHONY HO	JARROD T WHITE
Full Name (print)	Full Name (print)

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